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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                           COLD METAL PRODUCTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                           COLD METAL PRODUCTS, INC.
                               8526 South Avenue
                             Youngstown, Ohio 44514

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Cold Metal Products, Inc. will be held on July 22, 1999 at 9:00 o'clock a.m. at The Roger Tory Peterson Institute, 311 Curtis Street, Jamestown, New York 14701, for the following purposes:

          1. To elect directors for a term of one year.

          2. To consider, and if thought fit, to ratify an Option granted to the Company's Chief Executive Officer to purchase shares of the Company's Common Stock.

          3. To consider, and if thought fit, to ratify the appointment of auditors.

          4. To transact such other business as may properly come before the meeting.

     These items are more fully described in the Proxy Statement on the following pages. All Stockholders of record at the close of business on June 11, 1999 are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the enclosed Proxy Card is properly signed and returned or other arrangements are made to have the shares represented at the Meeting.

                                            HEIDI A. NAULEAU
                                            Chairman

     The Cold Metal Products, Inc. Annual Report, which includes financial statements, is being mailed with this Notice of Meeting and Proxy Statement. Kindly notify American Stock Transfer & Trust Company, 40 Wall Street, New York 10005 or by telephone at 212-936-5100, if you have not received it and a copy will be sent to you.

                           COLD METAL PRODUCTS, INC.

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Cold Metal Products, Inc., a New York corporation (the "Company") for use at the 1999 annual meeting of shareholders to be held on July 22, 1999 at 9:00 a.m. at The Roger Tory Peterson Institute, 311 Curtis Street, Jamestown, New York 14701. Only shareholders of record on June 11, 1999 will be entitled to vote at the meeting. On June 11, 1999, the Company had 6,367,500 shares of Common Stock issued and outstanding.

     The Company's principal executive offices are located at 8526 South Avenue, Youngstown, Ohio 44514. This proxy statement and the accompanying formal proxy are first being sent to shareholders on approximately June 21, 1999.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by presentation at the meeting of a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     Persons acting pursuant to the proxy solicited by the Board of Directors will vote shares represented thereby (i) for the election of Raymond P. Torok,
R. Quintus Anderson, Heidi A. Nauleau, Wilbur J. Berner, Claude F. Kronk, Robert
D. Neary, Edwin H. Gott, Jr., and Peter B. Sullivan as directors of the Company,
(ii) to ratify an Option granted to the Company's Chief Executive Officer to purchase shares of the Company's Common Stock, and (iii) to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 2000.

QUORUM AND VOTING PROCEDURES

     A quorum consists of the presence at the meeting, in person or by proxy, of holders of 3,183,750 shares of Common Stock. New York's Business Corporation Law provides that, a quorum being present, nominees for the office of director are to be elected by a plurality of votes cast at the meeting. Abstentions and broker non-votes are counted in determining the existence of a quorum but are not counted as votes cast for the election of directors or for the proposals as to which the stockholder abstained or the broker withheld authority. R. Quintus Anderson and Aarque Capital Corporation, a corporation controlled by Mr. Anderson, together presently own 3,676,000 shares, approximately 57.7%, of the Company's Common Stock, which will be voted for the election of the directors nominated, and in favor of the proposals to ratify the Option granted to the Company's Chief Executive Officer and to ratify the appointment of Deloitte & Touche LLP as auditors.

STOCKHOLDER PROPOSALS

     Stockholder proposals, including nominations for the office of director, may be submitted for inclusion in the Company's 2000 proxy material after the 1999 Annual Meeting, but no later than 5:00 p.m. Eastern Standard Time on May 1, 2000. Proposals must be in writing and sent by registered, certified or express mail to: Office of the Secretary, Cold Metal Products, Inc., 8526 South Avenue, Youngstown, Ohio 44514. Facsimile or other forms of electronic submission will not be accepted. Management will carefully consider all proposals and suggestions from stockholders. When in Management's judgment adoption is clearly in the best interest of the Company and can be accomplished without stockholder approval, the proposal will be implemented without inclusion in the Company's proxy material.

SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying form of proxy and any additional material which may be furnished to shareholders. Copies of all solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. Solicitation of proxies will be made only by the use of the mail.

                             ELECTION OF DIRECTORS

     At the Company's 1999 annual meeting of shareholders, it is intended that the shares represented by the proxy solicited by the Board of Directors will be voted, unless such authority is withheld, for the election of the eight nominees for the office of director identified below. Eight nominees are presented for the office of director rather than nine, the number fixed by the Company's By-Laws. Gordon A. Wilber, formerly Executive Vice President and a Director of the Company, has retired and resigned from the Board of Directors, effective March 31, 1999, and the Company has not completed its consideration of potential nominees for the directorship vacated by Mr. Wilber. Shares represented by the proxy solicited hereby may not, therefore, be voted for a greater number of persons than the eight nominees named. Each nominee is presently a director of the Company. The directors elected will serve for the ensuing fiscal year and until their successors have been elected. Should any of the nominees for the office of director named above be unable to accept nomination or election, which is not anticipated, persons acting under the proxy will vote for the election of such other persons as the Board of Directors of the Company may recommend.

NOMINEES FOR DIRECTOR

     R. Quintus Anderson, age 68, has served as Chairman of the Executive Committee of the Board of Directors since 1998. Mr. Anderson and Aarque Capital Corporation, a corporation controlled by Mr. Anderson, together own approximately 57.7% of the shares of Common Stock of the Company. Aarque Capital Corporation is one of a group of privately-held corporations owned or controlled by Mr. Anderson, known as The Aarque Companies, which are in businesses unrelated to the business of the Company. Mr. Anderson holds a Bachelor of Engineering degree from Princeton University and was granted a post-graduate fellowship at the Sloane School of Industrial Management at the Massachusetts Institute of Technology. Since his discharge as a lieutenant from the U.S. Navy in 1957, Mr. Anderson has managed, operated and acquired businesses related principally to the metal fabrication industry. Mr. Anderson is a trustee of Northwestern Mutual Life Insurance Company and a director of Oneida Ltd.

     Wilbur J. Berner, age 67, has served as a Director of the Company since 1980. Mr. Berner was the Treasurer of the Company from 1980 to 1994. On May 1, 1996 Mr. Berner retired from his positions as President of Aarque Management Corporation, one of the Aarque Companies which provides management services to other members of the group, and as Secretary and Treasurer of Aarque Capital Corporation. He had also previously served as Vice President of Aarque Steel Corporation, and presently serves as a Director and Treasurer of the Chautauqua Lake Association. Prior to joining The Aarque Companies, Mr. Berner was Secretary and Treasurer of Dahlstrom Corporation, a metal forming enterprise in Jamestown, New York. He began his career as a staff auditor with Ernst & Young. Mr. Berner holds a B.S. degree in accounting from the University of Buffalo.

     Edwin H. Gott, Jr., age 58, is a General Partner for three steel processing companies operating as Pennsylvania Limited Partnerships - MetalTech, NexTech and GalvTech. Mr. Gott had over 15 years of management experience with LTV Steel Corporation before leaving to start up the first of the three companies -- MetalTech -- in 1984. He is Chairman of Tin Plate Partners International, a Tin Mill Products service center located in Gary, Indiana. Mr. Gott is a graduate of Lehigh University and has served as a Director of the Company since October 1994.

     Claude F. Kronk, age 67, was Vice Chairman and Chief Executive Officer of J & L Specialty Steel, Inc. Previously he was President and Chief Executive Officer of J&L Specialty Steel, having held that office since its incorporation in 1986. From 1957 until 1986, Mr. Kronk was employed by the Specialty Steel Division of LTV Steel Company, serving as President of that division from 1984 until 1986. Mr. Kronk is a graduate of Ohio Wesleyan University. Mr. Kronk has served as a Director of the Company since March of 1994.

     Heidi A. Nauleau, age 42, is Chairman of the Company and a Director, having been elected to those positions in 1998 and 1993, respectively. Mrs. Nauleau is Chairman of The Aarque Companies, having been elected to that position in February 1996. Mrs. Nauleau joined The Aarque Companies in 1981 as Assistant to the Chairman and was appointed Vice President/Europe in 1984. From 1987 until 1992, she was manager of a subsidiary of Aarque Steel Corporation. Prior to joining The Aarque Companies in 1981, from 1979 until 1981, Mrs. Nauleau served as a research associate for Berndtsen International Ltd. Mrs. Nauleau is the daughter of R. Quintus Anderson. She is a graduate of the University of Pennsylvania.

     Robert D. Neary, age 65, was Co-Chairman of Ernst & Young until his retirement on September 30, 1993, having held that office since 1984. Mr. Neary served Ernst & Young in various capacities since his admission to the partnership in 1966, including service as Vice Chairman of Accounting and Auditing from 1975 to 1984. Mr. Neary is Chairman of the Boards of Trustees of Armada Funds and of Parkstone Mutual Funds and a director of Strategic Distribution, Inc. Mr. Neary also serves as a trustee of the Greater Cleveland Salvation Army, Great Lakes Theater Festival and University of Michigan Club of Cleveland. Mr. Neary is a graduate of the University of Michigan. He has served as a Director of the Company since March of 1994.

     Peter B. Sullivan, age 54, is President of PB Sullivan & Company, a registered investment advisor and licensed securities broker based in Jamestown, New York. Prior to founding his own company, Mr. Sullivan was Vice President/Office Manager with Merrill Lynch, Pierce, Fenner and Smith, Inc. where he worked for 17 years. Mr. Sullivan is a Director of the Erie Insurance Company of New York, a trustee of the YMCA of Jamestown and the State University of New York at Fredonia College Foundation, as well as the Ralph C. Sheldon Foundation. He holds a Bachelor of Science degree in Economics and a Masters in Business Management degree from Miami University. Mr. Sullivan has served as a Director of the Company since October of 1994.

     Raymond P. Torok, age 52, has served as President and Chief Executive Officer of Cold Metal Products since October of 1998. He is also a Director of the Company, having been elected by the Board of Directors, in accordance with the By-Laws of the Company, in October of 1998, to fill the vacancy created by the resignation of James R. Harpster. Prior to joining Cold Metal Products, he served as President and Chief Executive Officer of Philadelphia Gear Corporation from 1994 to 1998. From 1968 to 1994, Mr. Torok was employed by Aluminum Company of America (Alcoa). Mr. Torok is a graduate of John Carroll University and received his Master of Business Administration from Butler University.

COMPENSATION OF DIRECTORS

     Each of Messrs. Kronk, Neary, Gott, Sullivan and Berner are paid $10,000 annually for their services as directors, including service on committees of the Board of Directors, and $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors which he attends. Pursuant to a Non-Employee Directors' Incentive Plan (the "Plan"), adopted by the Company and approved by the Company's shareholders on March 3, 1994 and amended by the shareholders on July 20, 1995, each director who is not a salaried employee of the Company may elect to receive annual compensation in the form of cash or Common Stock and may elect to defer receipt until a specified period after his or her resignation or retirement or certain other events, such as a sale or merger of the Company. Under the Plan, an accounting of compensation deferred as stock by any electing director is maintained in a Bookkeeping Reserve (Stock) Account, and any cash dividends declared on shares of Common Stock are awarded to the Bookkeeping Reserve (Stock) Account in the form of additional units (priced at the fair market value of the Common Stock on the declaration date for such dividend) proportionate to the number of units in the director's account multiplied by the cash dividend per share. As of March 31, 1999, Mr. Gott had 7,370.9522 units, Mr. Sullivan had 5,251.7694 units, and Mr. Berner had 1,860.4651 units in their respective Bookkeeping Reserve (Stock) Accounts. Pursuant to the Plan, Mr. Gott has elected to defer receipt of his 1999 annual compensation. Sixty thousand shares of Common Stock are reserved for issuance pursuant to elections under the Plan. Directors who are salaried employees or officers of the Company, including the Chairman of the Board of Directors and the Secretary of the Company, receive no separate compensation for their service as directors, but are reimbursed for expenses incurred in connection with attendance at meetings.

     In addition, under the Plan, all directors of the Company who are not salaried employees are granted, in connection with the beginning of their initial term, an option to purchase 10,000 shares of Common Stock. These options are granted at the fair market value on the date of the grant which is presently fixed by the Plan as July 1 following initial appointment or election and are exercisable after three years or upon certain specified events, such as a sale or merger of the Company. Pursuant to the provisions of the Plan, on March 21, 1994, Messrs. Berner, Kronk and Neary were each granted options to purchase 10,000 shares of Common Stock at $10.00 per share and, on July 1, 1995, Messrs. Gott and Sullivan received options to purchase 10,000 shares of Common Stock at the exercise price of $6.875 per share. One hundred thousand shares of Common Stock are reserved for option grants under the Plan. Additionally, pursuant to the Plan, non-employee directors are eligible for awards of options, in addition to options grantable at the beginning of their terms, grantable in the discretion of a committee of directors not eligible to receive options under the Plan, and exercisable at no less than the fair market value of the stock on the date of the grant and no less than six months from the date of the grant. On July 20, 1995, each of Messrs. Berner, Kronk and Neary was granted options to purchase 5,000 shares of Common Stock at the exercise price of $6.125 per share. On July 25, 1996, Messrs. Gott and Sullivan were granted options to purchase 5,000 shares of Common Stock at the exercise price of $5.75 per share.

BOARD MEETINGS AND COMMITTEES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors has an Audit Committee, consisting of Messrs. Neary (chair), Sullivan and Berner. The Audit Committee makes recommendations to the Board of Directors regarding selection and employment of the Company's independent accountants and, working with the Company's internal accounting staff and independent accountants, monitors and reviews the Company's accounting and control procedures. During the fiscal year ended March 31, 1999, the Audit Committee met once; the Committee also met in June of 1999.

     The Company's Board of Directors also has a Human Resource Committee, which performs the functions of a compensation committee. The Human Resource Committee presently consists of Messrs. Kronk (Chair), Gott and Sullivan, each of whom is an outside director. In addition, Mr. Anderson, Chairman of the Executive Committee of the Board of Directors, serves the committee in an ex-officio, non-voting capacity. The Human Resource Committee is responsible for considering and making recommendations to the Board of Directors on the annual compensation of all officers of the Company, including salary, bonus, stock options and stock appreciation rights and other awards to be made under the Company's existing compensation plans. With respect to compensation for the fiscal year ended March 31, 1999, the Human Resource Committee met twice during the fiscal year ended on March 31, 1999.

     The Board of Directors held a total of four meetings during the fiscal year ended March 31, 1999. During the fiscal year, each incumbent director attended at least seventy-five percent (75%) of the meetings of the Board of Directors and all meetings of the Committees of the Board of Directors that were held during the periods for which each such director served on the Board of Directors or on a Committee. The Company has no standing Nominating Committee.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 1999, March 31, 1998, and March 31, 1997, of the following individuals (collectively, the "Named Executive Officers"): (i) all individuals serving as the Company's Chief Executive Officer for the fiscal year ended March 31, 1999; and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving as executive officers on March 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                 ANNUAL COMPENSATION (1)        COMPENSATION:         ALL OTHER
                              ------------------------------    STOCK OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      SALARY        BONUS     AWARDED (#)(2)         ($)(3)
---------------------------   ----      -------      -------    --------------    -----------------
Raymond P. Torok              1999      110,800(4)   100,000       400,000             100,000(5)
President and Chief
Executive Officer(4)
James R. Harpster             1999      148,750           --            --             448,671(7)
President and Chief           1998      250,000       78,800            --              28,000
Executive Officer(6)          1997      245,000       88,200            --              32,625
Gordon A. Wilber              1999      194,000           --            --             105,375(8)
Executive Vice                1998      190,000       59,900            --              23,000
President and Chief           1997      185,000       66,600            --              25,625
Operating Officer
R. Quintus Anderson           1999      168,000           --            --               6,000(10)
Chairman of the               1998      165,000       62,000            --              16,000
Executive Committee(9)        1997      160,000       60,000            --              18,500
John E. Sloe                  1999      120,000           --            --               6,000
Vice President and            1998      114,000       27,900            --              13,700
Chief Financial Officer(11)   1997      110,000       30,800        15,000               8,500
Robert R. Albert              1999      115,000           --            --               5,750
Vice President --             1998      113,000       19,800            --              13,650
Commercial(12)                1997      110,000       22,000            --              14,000

---------------

 (1) No Named Executive Officer received a perquisite or other personal benefit in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus.

 (2) There were no restricted stock awards or long-term incentive plan payouts for any of the fiscal years identified. On October 22, 1998, the Company granted Mr. Torok an option pursuant to the 1994 Incentive Program, as amended, to purchase 200,000 shares of the Common Stock of the Company at an exercise price of $3.00 per share, the fair market value of the Common Stock on the date of the grant. At the same time, the Company granted Mr. Torok an option separate from the 1994 Incentive Program to purchase an additional 200,000 shares of the Company's Common Stock, also at $3.00 per share (see the proposal for ratification of the "Chief Executive Officer's Stock Option", at page 16 hereof). The options granted to Mr. Torok on October 22, 1998 become exercisable in increments of one-third of the total number of shares covered by the grants, on October 22, 1999, 2000 and 2001, and expire ten years after the date of the grant.

 (3) Except as otherwise noted, consists of (i) Company contributions under its 401(k) Plan, pursuant to which the Company matches amounts of compensation which an employee elects to defer under the Plan, up to the lesser of 5% of the employee's salary or the maximum amount allowed under the Internal Revenue Code and (ii) amounts deposited in trust pursuant to the Company's Special Incentive Compensation Plan, a deferred compensation arrangement for key employees pursuant to which deposits are made into a trust as determined by the Company's Board of Directors. Amounts held in trust vest 100% five years from the grant date contingent on continued employment or the attainment of normal retirement age.

 (4) Mr. Torok was elected President and Chief Executive Officer of the Company effective October 22, 1998. The figure shown represents that portion of Mr. Torok's annual base salary of $250,000 which was paid to him during the fiscal year ended March 31, 1999.

 (5) The Company has agreed to reimburse Mr. Torok for relocation expenses in an estimated amount of $100,000, which has been accrued on the books of the Company for the fiscal year ended March 31, 1999.

 (6) Mr. Harpster resigned as Chief Executive Officer of the Company pursuant to an agreement with the Company effective October 21, 1998.

 (7) In addition to the amount set forth in the table above, as of March 31,1999, the Company had accrued but not yet paid severance to Mr. Harpster in the amount of $643,083. Also in addition to the amount set forth above, the Company has agreed to pay the residual value of an automobile used by Mr. Harpster, upon the expiration of its lease term, in the approximate amount of $17,000. The amount set forth in the table above consists of: (i) severance payments made to Mr. Harpster during the fiscal year in the amount of $167,085; (ii) matching contributions under the Company's 401(k) Plan in the amount of $8,000; and (iii) $273,586, representing the premium paid to Mr. Harpster over the market value of the Company's Common Stock on the date shares were repurchased from him in connection with his retirement.

 (8) In addition to the amount set forth in the table above, as of March 31,1999, the Company had accrued but not yet paid severance to Mr. Wilber in the amount of $556,725. Also in addition to the amount set forth in the table above, the Company has agreed to pay the residual value of an automobile used by Mr. Wilber, upon the expiration of its lease term, in the approximate amount of $13,250. The amount set forth above consists of:
     (i) matching contributions under the Company's 401(k) Plan in the amount of $8,000; and (ii) $97,375, representing the premium paid to Mr. Wilber over the market value of the Company's Common Stock on the date shares were repurchased from him in connection with his retirement.

 (9) Mr. Anderson served as Chairman of the Board of the Company until September of 1998, following which Heidi A. Nauleau was elected Chairman of the Board. Since September of 1998, Mr. Anderson has served as Chairman of the Executive Committee of the Board of Directors.

(10) In addition to the amount set forth in the table above, the Company agreed to pay Mr. Anderson a supplemental retirement benefit following his retirement from the position of Chairman of the Board of the Company during the fiscal year ended March 31, 1999. The supplemental retirement benefit will be a non-tax qualified, unfunded benefit, providing monthly payments over a period of fifteen (15) years, with the amount of each payment based upon a hypothetical variable annuity having the following characteristics:
     (i) front-end design with initial, one-time premium of $500,000; (ii) monthly payments over a fixed 15-year term; and (iii) investment in a balanced fund. It is anticipated that the first such monthly payment when made will be approximately $3,900, and that subsequent monthly payments will vary with market conditions. As a possible resource for payment of part or all of these benefits to Mr. Anderson, the Company has purchased a $500,000 single premium variable annuity from Northwestern Mutual Life Insurance Company.

(11) Mr. Sloe resigned from employment pursuant to an agreement with the Company effective April 9, 1999.

(12) Mr. Albert retired from the Company effective March 31, 1999.

DEFINED BENEFIT PENSION PLAN

     Salaried employees of the Company are eligible to participate in a funded, non-contributory defined benefit pension plan maintained by the Company. The following table shows the estimated, approximate annual pension payable upon normal retirement (at or after age 65 or after 30 or more years of service) in 1999 under the pension plan to an employee with the indicated years of service and final average compensation, before reductions for social security and pension payments by predecessor employer, Jones & Laughlin.

                                                YEARS OF SERVICE
    FINAL AVERAGE        --------------------------------------------------------------
    COMPENSATION           15           20            25            30            35
    -------------        -------      -------      --------      --------      --------
 $100,000                $22,500      $30,000      $ 37,500      $ 45,000      $ 52,500
  125,000                 28,125       37,500        46,875        56,250        65,625
  150,000                 33,750       45,000        56,250        67,500        78,750
  175,000                 39,375       52,500        65,625        78,750        91,875
  200,000                 45,000       60,000        75,000        90,000       105,000
  225,000                 50,625       67,500        84,375       101,250       118,125
  250,000                 56,250       75,000        93,750       112,500       131,250
  275,000                 61,875       82,500       103,125       123,750       144,375
  300,000                 67,500       90,000       112,500       135,000       157,500

     "Final average compensation" is averaged over the five years that are within the final ten years of employment that produce the highest amount. The compensation of employees used to compute the pension described above is total compensation, exclusive of reimbursed travel and relocation expenses, profit sharing and similar distributions, over time, Company-paid insurance (whether or not taxable) and benefits under the Company's Special Incentive Compensation Plan, until actually distributed or made available, but including any salary reduction contributions made by the employee to the Company's 401(k) Plan. Under the Internal Revenue Code, for years after 1988, pensionable earnings are limited to $200,000 per year, adjusted each year after 1989 to reflect inflation. Thus, the limits for years 1989-1993 were $200,000, $209,200, $222,220, $228,860 and $235,840, respectively. Beginning in 1994 and continuing through 1996, pensionable earnings were limited to a flat $150,000; as of January 1997, the limit was increased to $160,000.

     The estimated years of service credited to each of the Named Executive Officers is as follows: Raymond P. Torok, 0; James R. Harpster, 30; Gordon A. Wilber, 30; R. Quintus Anderson, 19; Heidi A. Nauleau, 6; and John E. Sloe, 3. In 1997 it was determined that, pursuant to the terms of the Plan, Mr. Anderson and Mrs. Nauleau were entitled to participate from the inception of their employment, respectively by the Company. Accordingly, each has been given credit under the Plan for the full time of his or her employment.

                        HUMAN RESOURCE COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Human Resource Committee of the Board of Directors ("The Committee") oversees the executive compensation program. The Committee is charged with the responsibility of establishing the criteria and administering all aspects of senior management compensation.

     Committee members include three directors who are not officers or employees of the Company and one non-voting, ex-officio director who is also the Chairman of the Executive Committee of the Board of Directors.

     The Committee's composition is reviewed annually. At the Company's July 23, 1998 Board meeting, which followed the annual meeting, the Board of Directors reappointed Mr. Claude F. Kronk as Chairman of the Human Resource Committee. Also appointed were Messrs. Edwin H. Gott, Jr. and Peter B. Sullivan. Mr. R. Quintus Anderson was also appointed to The Committee as a non-voting, ex-officio member.

                          SCOPE OF COMMITTEE'S MANDATE

     The Board of Directors of the Company has laid out the following responsibilities as those of the Human Resource Committee:

     1. Development and adherence to a compensation philosophy designed to attract and retain senior management.

     2. Review annually of the base compensation of key executive officers.

     3. Evaluation annually of the performance of key executive officers.

     4. Determination annually of incentive based pay awards for key executive officers.

     5. Review of the plan for management succession.

                            COMPENSATION PHILOSOPHY

     Compensation of the Company's management and key executive officers is comprised of a base salary and a discretionary cash bonus. The Company's compensation philosophy is centered around the principle that remuneration should be closely tied to the performance of the Company. For this reason, a substantial portion of executive compensation is discretionary and therefore aligned closely with the overall financial performance of the Company.

     A primary objective of the Human Resource Committee is to allow management adequate flexibility to operate the business by designing and maintaining a compensation program to attract and retain key management as well as lead the Company to achieve strong commercial and financial results.

     Base Salary. Base salaries for key management have been set using comparative data from comparable companies. They may be adjusted periodically to reflect one or more key executives' consistently outstanding contribution to the financial success of the enterprise as a whole. Base salary is to be reviewed annually for each Company executive.

     Discretionary Bonus. Criteria governing Incentive Compensation for key management are applied on an annual basis. For management other than the Chief Executive Officer, parameters and goals are outlined on an individual basis by the Chief Executive Officer and approved by the Human Resource Committee. Objectives may be measured by the application of various criteria including but not limited to economic value added, return on net worth, and individual excellence. Each executive involved is informed of both the means of measurement and potential financial consequences of his annual performance. Similar objectives are outlined for the Chief Executive Officer by The Committee.

     Objectives are measured at the end of each fiscal year, following review of corporate financial results by the Company's auditors. Consistent with the Committee's philosophy that remuneration should be tied to performances if objectives as specified are not met, no discretionary bonus is paid.

     Stock Option Programs. The 1994 program, which was adopted by shareholders January 27, 1994 and amended with shareholder approval July 20, 1995, provides for grants of various incentive awards including stock options, stock appreciation rights, restricted stock awards, performance awards and incentive shares. Only full time employees who are officers or are in key managerial positions are eligible for awards under the plan. To date, only stock options have been awarded. The purpose of the options is to encourage strong management through ownership of the common stock of the Company by aligning management's interests with those of the other shareholders.

     The Human Resource Committee and/or the Board of Directors have the authority and discretion to grant awards under this program. It is not intended or implied that awards under this program will be granted annually.

                         CHIEF EXECUTIVE'S COMPENSATION

     SEC regulations require the Human Resource Committee to discuss its philosophy for compensation matters relating to the Chief Executive Officer.

     In October 1998, Mr. Raymond P. Torok was elected President and Chief Executive Officer of the Company, succeeding Mr. James R. Harpster who had previously announced his retirement. A compensation package for Mr. Torok reviewed and adopted by the Board of Directors as a whole included a base salary, a guaranteed cash bonus in the first 12 months of his employment and an award of options to purchase 400,000 shares of the Common Stock of the Company. The award of a significant number of options is in line with The Committee's philosophy that remuneration should be tied to the financial results of the Company.

                    MEETINGS OF THE HUMAN RESOURCE COMMITTEE

     The Human Resource Committee met twice during the 1999 fiscal year on April 3, 1998, and May 14, 1998. All directors were invited to attend the meetings.

     The April 3, 1998 meeting of The Committee dealt with the development of a new incentive based pay structure. To date that policy has not been formally adopted, and review of the policy continues. The May 14, 1998 meeting of The Committee focused on issues relating to bonus determination and a deferred compensation policy (which is no longer in effect for key management).

                                          Claude F. Kronk, Chairman
                                          Edwin H. Gott, Jr.
                                          Peter B. Sullivan
                                          R. Quintus Anderson ex officio

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Standard & Poor's MidCap 400 Index and a composite peer group of the following intermediate processors of flat rolled steel: Gibraltar Steel Corporation, Huntco Inc., Olympic Steel, Shiloh Industries, Inc., and Steel Technologies, Inc. The comparison, which assumes an initial investment of $100 and reinvestment of dividends, commences on March 31, 1994 and continues through the next five fiscal years of the Company, ending on March 31, 1999.
PERFORMANCE GRAPH

                                                COLD METAL PRODUCTS, INC.       S & P MIDCAP 400               PEER GROUP
                                                -------------------------       ----------------               ----------
MAR 31, 1994                                             100.00                      100.00                      100.00
MAR 31, 1995                                              76.32                      108.42                       79.93
MAR 31, 1996                                              56.58                      139.31                       90.22
MAR 31, 1997                                              53.95                      154.11                       97.91
MAR 31, 1998                                              47.37                      229.67                      111.87
MAR 31, 1999                                              18.42                      221.63                       68.10

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                 MANAGEMENT AND CERTAIN BUSINESS RELATIONSHIPS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 31, 1999 by (i) each Director, (ii) each Named Executive Officer, (iii) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and (iv) all Directors and Executive Officers as a group.

                                                                   COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                              ----------------------
                  NAME OF BENEFICIAL OWNER                      NUMBER      PERCENT
                  ------------------------                    ----------    --------
R. Quintus Anderson(2)(3)(4)................................  3,726,000       54.7
Raymond P. Torok(2).........................................     10,000         .1
James R. Harpster(4)........................................     75,000        1.1
Gordon A. Wilber(4).........................................    213,050        3.1
John E. Sloe................................................     21,300         .3
Robert B. Albert(4).........................................     22,550         .3
Heidi A. Nauleau(2)(4)(5)...................................     13,450         .2
Wilbur J. Berner(4)(6)(7)...................................     35,000         .5
Claude F. Kronk(4)(6).......................................     17,000         .3
Robert D. Neary(4)(6).......................................     20,000         .3
Edwin H. Gott, Jr.(4)(6)(7).................................     45,000         .7
Peter B. Sullivan(4)(6)(7)..................................     20,000         .3
All Directors and Executive Officers as a group
  (12 persons)(3)...........................................  4,218,350       59.8

            OTHERS
FMR Corp (8)................................................    459,200        6.8
Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc. (9)..........................    550,000        8.1
100 E. Pratt Street
Baltimore, MD 21202

Quaker Capital Management Corp. (10)........................    406,400        6.0
The Arrott Building
401 Wood Street, Suite 1300
Pittsburgh, PA 15222-1824

---------------

 (1) The named shareholders have sole voting and investment power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

 (2) Is a Director and an Executive Officer of the Company.

 (3) Includes 3,662,500 shares of Common Stock owned of record by Aarque Capital Corporation, which was founded and is controlled by R. Quintus Anderson. Mr. Anderson is able to direct all decisions regarding investment and voting of the shares of the Company's Common Stock owned by Aarque Capital Corporation. The address of Mr. Anderson and Aarque Capital Corporation is 111 West Second Street, Jamestown, New York 14702.

 (4) Pursuant to grants under the Company's 1994 Incentive Program, the following Directors or Named Executive Officers have presently exercisable options to purchase the following numbers of shares of the Company's Common Stock at the exercise price of: (i) $10 per share: Mr. Harpster -- 50,000; Mr. Wilber -- 37,500; Mr. Albert -- 15,000; Mrs. Nauleau -- 7,500; and (ii) $5.75 per share: Mr. Anderson -- 50,000; Mr. Harpster -- 25,000; Mr.
     Wilber -- 18,750; Mr. Albert -- 7,500; Mrs. Nauleau -- 3,750. Pursuant to grants under the Company's Non-Employee Directors' Incentive Plan, each of Messrs. Kronk, Neary and Berner has a presently exercisable option to purchase 10,000 shares of the Company's Common Stock at the exercise price of $10 per share, and a presently exercisable option to purchase 5,000 shares of the Company's Common Stock at the exercise price of $6.125 per share. Also pursuant to grants under the Company's Non-Employee Directors' Incentive Plan, each of Messrs. Gott and Sullivan has a presently exercisable option to purchase 10,000 shares of the Common Stock of the Company at the exercise price of $6.875 per share, and 5,000 shares of the Common Stock of the Company at $5.00 per share. Beneficial ownership shown includes all shares covered by presently exercisable options issued to Directors or Officers of the Company.

 (5) Excludes shares owned by Aarque Capital Corporation or R. Quintus Anderson. Mrs. Nauleau is the daughter of Mr. Anderson. She disclaims beneficial ownership of shares owned by Aarque Capital Corporation or Mr. Anderson.

 (6) Is a Director of the Company.

 (7) Excludes shares deferred under the Non-Employee Directors' Incentive Plan, which shares are not beneficially owned by the named shareholders.

 (8) According to a Schedule 13G/A, Fidelity Low-Price Stock Fund, an investment company affiliated with FMR Corp. owned 361,600 or 5.15% of Company's outstanding shares on December 31, 1998. FMR Corp. and its affiliates have the power to direct the disposition of 459,200 shares but do not have the sole power to vote any shares of the Company's Common Stock.

 (9) According to a Schedule 13G/A, these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10) According to a Form 13G/A, the shares indicated as beneficially owned are owned by various investment advisory clients over which Quaker Capital Management Corporation has discretionary authority. Quaker Capital Management Corporation shares voting and dispositive power over all of such shares and disclaims beneficial ownership of any such shares.

             RATIFICATION OF CHIEF EXECUTIVE OFFICER'S STOCK OPTION

     In connection with his election as a director and Chief Executive Officer of the Company, on October 22, 1998, Mr. Torok was granted an option to purchase 200,000 shares of Common Stock of the Company pursuant to the Company's 1994 Incentive Program at an exercise price of $3.00 per share, the fair market value of the Company's Common Stock as of the date of grant. On such date, Mr. Torok was also granted an option separate from the Program (the "Executive Option") to purchase an additional 200,000 shares of the Company's Common Stock, also at $3.00 per share. As required by New York law, the effectiveness of the Executive Option is subject to its ratification by an affirmative vote of the holders of a majority of all outstanding common shares. Aarque Capital Corporation, the Company's majority shareholder, has agreed to vote in favor of the Executive Option grant.

     The Executive Option is exercisable on a cumulative basis of 66,666 shares each on October 22, 1999, 2000 and 2001 and any unexercised portion of such option shall expire on October 22, 2008. Any portion of such option which has not become exercisable shall terminate when and if the employment of Mr. Torok as the Company's Chief Executive Officer is terminated for any reason. The Executive Option contains a change of control provision which accelerates the exercisability of all portions of the option in the event that Aarque Capital Corporation and its affiliates cease to own shares of the Company representing a plurality of the votes entitled to be cast at any meeting of the Company's shareholders.

     There were no federal income tax consequences to the Company or Mr. Torok upon the grant of the Executive Option. Upon exercise of the option, Mr. Torok will be required to recognize ordinary income to the extent that the fair market value of the shares on the exercise date exceeds the exercise price. The Company will be eligible for a federal income tax deduction equal to the ordinary income recognized by Mr. Torok. Any further gain or loss realized by Mr. Torok on the subsequent disposition of the shares received upon exercise of the option will be a short or long term capital gain or loss, depending upon the holding period of the shares.

     The closing price of the shares of Common Stock of the Company on the New York Stock Exchange on June 11, 1999 was $2 5/8.

     The Board of Directors unanimously recommends that you vote for this proposal.

                            RATIFICATION OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP ("Deloitte & Touche"), independent accountants, to be the Company's auditors for the fiscal year ended March 31, 2000 and recommends to stockholders that they vote for ratification of the appointment. Deloitte & Touche has served in this capacity for the fiscal year ended March 31, 1999 and for each fiscal year of the Company since its incorporation in 1980. A representative of Deloitte & Touche will be present at the meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     The appointment of auditors is approved annually by the Board of Directors. Ratification of the appointment of Deloitte & Touche by stockholders is not required by law. However, as a matter of policy, the appointment of Deloitte & Touche is submitted to the stockholders for ratification. The decision of the Board of Directors is based upon recommendation of the Audit Committee which approves in advance the audit scope, types of non-audited services, and the estimated fees for the coming year.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters, other than (i) the election of directors, (ii) the ratification of the Executive Option granted to the Company's Chief Executive Officer to purchase shares of the Company's Common Stock, and (iii) the ratification of the appointment of independent auditors, to come before the annual meeting. If any matter not mentioned in this proxy statement is properly brought before the meeting, the persons named in the proxy solicited by the Board of Directors will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          HEIDI A. NAULEAU
                                          Chairman

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                           COLD METAL PRODUCTS, INC.


                                 JULY 22, 1999


                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A [ X ] PLEASE MARK YOUR
        VOTES AS INDICATED
        IN THIS EXAMPLE.

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.


                    FOR     WITHHELD                                                                       FOR  AGAINST   ABSTAIN

1. Election of     /  /      /  /        Nominees:   R. Quintus Anderson   2. Ratification of Option
   Directors                                         Heidi A. Nauleau         Grant to Chief Executive
                                                     Wilbur J. Berner         Officer.                     / /    / /      / /
   For, except vote withheld                         Claude F. Kronk
   from the following nominee(s)                     Robert D. Neary       3. Ratification of appointment
   -------------------------------------------       Edwin H. Gott, Jr.       of Independent Accountants.  / /    / /      / /
                                                     Peter B. Sullivan
    Proxies cannot be voted for a greater            Raymond P. Torok
    number of persons than the number of
    nominees named


                                                                                                               Change of
                                                                                                        Address/comments
                                                                                                        and note at left   / /

                                                                                       I plan to           I do not plan
                                                                                      attend the           to attend the
                                                                                         meeting   / /           meeting   / /

SIGNATURE(S)                                                                           DATE                            , 1999
            ---------------------------------------------------------------------------    ----------------------------

NOTE:     Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           COLD METAL PRODUCTS, INC.

         PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS -- JULY 22, 1999


The undersigned stockholder of Cold Metal Products, Inc. (the "Company") hereby revokes all previous proxies and appoints Raymond P. Torok and Heidi A. Nauleau or any one of them who acts with full power of substitution, Proxies and Attorneys-in-Fact, on behalf of and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at the 1999 Annual Meeting of Stockholders of the Company to be held on July 22, 1999, at The Roger Tory Peterson Institute, 311 Curtis Street, Jamestown, New York 14701 or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares on the following matters and in the following manner.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)